EXHIBIT 10.3

                                                                  EXECUTION COPY




                              MANAGEMENT AGREEMENT
                              --------------------

         This MANAGEMENT AGREEMENT (this "Agreement"), is dated as of April 29, 2003 by and among NEW WORLD REALTY MANAGEMENT, LLC, a Delaware limited liability company ("NWM" or "Asset Manager"), RECKSON STRATEGIC VENTURE PARTNERS, LLC, a Delaware limited liability company ("RSVP"), RSVP HOLDINGS, LLC, a Delaware limited liability company ("Holdings LLC"), and RECKSON ASSET PARTNERS, LLC, a Delaware limited liability company ("RAP" and, together with RSVP, the "Companies" and individually a "Company"). Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meaning ascribed thereto in the Restructuring Agreement (as defined below).

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, the parties hereto have entered into that certain Restructuring Agreement dated as of even date herewith by and among the parties hereto and RSI Fund Management LLC ("RSI Management"), Holdings, LLC and Frontline Capital Group (the "Restructuring Agreement");

         WHEREAS, this Agreement is being entered into in accordance with the terms and provisions of the Restructuring Agreement;

         WHEREAS, the Companies own, directly or indirectly, equity and debt interests (each, an "Investment" and, collectively, the "Investments") in various Platforms; and

         WHEREAS, in accordance with the terms of this Agreement, the Companies desire to retain Asset Manager to manage and administer the Managed Assets (as defined below) and assist in the evaluation, financing and sale or other disposition of, the Companies' Investments in, and assets ("Platform Assets") of, the Platforms, or any part thereof.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       EFFECTIVENESS.

                  The effectiveness of the terms and provisions of this Agreement and each of the other Related Documents is subject to (i) the execution and delivery of this Agreement and each of the other Related Documents by each of the parties thereto, and (ii) the Effective Date occurring on or prior to August 15, 2003, subject to extension or re-extension by RSI Management of the Effective Date, in its sole discretion, until not later than October 14, 2003 and provided that such date may be further extended by the mutual agreement



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of RSI Management and NW in their respective sole discretion (such date, as may be so extended, the "Termination Date"). If the Effective Date does not occur on or prior to the Termination Date, then this Agreement shall be terminated and this Agreement and each of the other Related Documents shall be null and void ab initio, without prejudice to the rights of any of the parties to this Agreement.

         2.       APPOINTMENT AS ASSET MANAGER; AUTHORITY.

                  (a) General. (i) Subject to the terms and conditions of this Agreement, including without limitation Section 2(c) hereof, each of the Companies hereby appoints Asset Manager as sole asset manager, subject to the rights of the Companies or their Controlled Affiliates (as defined below) to act on their own behalf with respect to the Managed Assets, to manage and administer the day to day activities of the Managed Assets consistent with the then Current Business Plan, and assist in the evaluation, financing and sale or other disposition of, the Companies, the Companies' Investments in the Platforms, the Platforms, and/or the Platform Assets (collectively, the "Managed Assets"), directly or indirectly, in whole or in part, for the term of this Agreement (a "Transaction"). In furtherance of the foregoing, the Asset Manager shall, in consultation with and subject to the instruction and approval of the Companies, develop and implement the then Current Business Plan with respect to the Managed Assets. Notwithstanding any provision of this Agreement to the contrary, each of the Companies shall have the sole and exclusive authority to at any time and from time to time amend, modify, suspend or supplement the then Current Business Plan with respect to the Managed Assets. For purposes of this Agreement, "Current Business Plan" means a business plan or guideline, whether or not written, and the Approved Budget (as defined below), in each case as so amended, modified, suspended or supplemented as of any specified date. Any such amendment, modification, suspension or supplement shall be effective upon the delivery of reasonable prior notice of the same to Asset Manager. Further, each of the Companies shall have the sole and exclusive authority to instruct the Asset Manager and amend, modify, suspend, supplement or rescind any instruction directed to Asset Manager under this Agreement. In those situations or matters in which, in the reasonable judgment of the Company, it is not in the best interest of the Company to have the Asset Manager involved in such situations or matters, then the Company shall have the right to direct the Asset Manager not to be involved in such situations or matters. The Asset Manager shall only become obligated to comply with any such instruction (or amendment, modification, supplement, suspension or rescission thereof) at such time until such is actually communicated to Asset Manager. Asset Manager shall be entitled to rely on, and Asset Manager shall not be liable for, any actions taken in accordance with, any instruction until a reasonable time after it actually receives notice that the same has been amended, modified, suspended, supplemented or rescinded. Asset Manager shall not commit any of the Managed Assets to any expenditure of any monies or execute and deliver any agreements, documents or instruments binding (or purporting to bind) any of the Managed Assets without the express authorization of the Company unless the same is in accordance with the then Current Business Plan (other than material contracts (which contracts shall be determined as determined by the Asset Manager in its reasonable judgment) which shall require the written consent of the applicable Company) and with respect to any expenditures of any monies, in accordance with the Approved Budget set forth in such Current Business Plan. It being agreed and understood that Asset Manager shall not have any obligation to execute and deliver any agreement in the name of any of the Managed Assets.



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                  (ii) Asset Manager shall:

                             (1) prepare and maintain the books, accounts,
records and financial statements of each Company and Holdings LLC, and assist in the preparation of the books, accounts, records and financial statements with respect to the operations of the Platforms and the Platform Assets of such Companies, as appropriate, and, to the extent reasonably requested from time to time, provide such information to and such other persons as such Companies may reasonably designate from time to time. The required financial statements that the Asset Manager shall prepare for the Companies and Holdings LLC shall include, without limitation, (x) an annual income statement and balance sheet for each Company and Holdings LLC within sixty (60) days following each fiscal year end, each as of and for the fiscal year then ended, all in reasonable detail and prepared on a basis as reasonably requested by Holdings LLC or the Companies; (y) a quarterly unaudited income statement and balance sheet for each Company and Holdings LLC within thirty (30) days following each fiscal quarter end, each as of the end of the period commencing at the end of the previous fiscal quarter and ending with such fiscal quarter, all in reasonable detail and prepared on a basis as reasonably requested by Holdings LLC or the Companies. The Asset Manager shall use its commercially reasonable efforts to assist in the preparation of other financial statements as may be necessary for the Companies and Holdings LLC or their respective "affiliates" (as defined under Rule 12(b)-2 promulgated under the Securities Exchange Act of 1934, as amended (the "34 Act")), to comply with applicable securities laws (with respect to the provision of the financial statements referred to in clauses (x) and (y) of the preceding sentence, upon request by any Company or Holdings LLC, Asset Manager shall use its commercially reasonable efforts to provide such financial statements on such earlier date, upon reasonable prior notice, as may be required for such Company or Holdings LLC or its affiliates to comply with applicable securities laws); it being acknowledged and agreed that the Asset Manager shall be reimbursed for all third party costs and expenses approved by the applicable Company; and, it being further understood that the preparation and the assistance in preparing such financial statements shall not be deemed to be a representation or certification of the accuracy or completeness of such financial statements except to the extent customarily provided by asset managers or property managers in the course of performing their duties (including the execution of representation letters to auditors to the extent customary).

                             (2) meet regularly with each Company and assist
each Company in preparing the Current Business Plan and other financial reports regarding the Platforms of such Company and respond to the Companies' reasonable inquiries with respect to each Platform and in connection therewith the Asset Manager shall prepare an annual operating budget, presented on a quarterly basis, for the Managed Assets and for those expenses expected to be incurred by the Asset Manager in connection with the performance of its duties hereunder; such operating budget to be subject to the approval of the Companies (such operating budget as so approved being referred to herein as the "Approved Budget"). The Asset Manager shall use all commercially reasonable efforts to



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prepare and submit to the Companies for their review and comment the proposed annual operating budget by no later than November 15th of each year with respect to the annual operating budget for the then immediately succeeding year. The Companies shall use all commercially reasonable efforts to either (i) approve the proposed annual operating budget so submitted by the Asset Manager or (ii) provide the Asset Manager with a list of the Companies' objections in reasonable detail to such proposed annual operating budget, in either case by no later than December 15th of each year with respect to the proposed annual operating budget submitted for the then immediately succeeding year. If the Companies have not approved the proposed annual operating budget submitted by the Asset Manager by December 15 as aforesaid, the Asset Manager and the Companies agree to cooperate in seeking to resolve any disagreements with respect thereto and to finalize and agree upon such proposed annual operating budget by no later than December 31 with respect to such annual operating budget for the then immediately succeeding year. With respect to the annual operating budget for the year ending December 31, 2003, the Asset Manager shall use all commercially reasonable efforts to prepare and submit to the Companies for their review and comment such proposed annual operating budget by no later than July 1, 2003, with respect to the annual operating budget for the year ending December 31, 2003. The Companies shall use all commercially reasonable efforts to either (i) approve the proposed annual operating budget so submitted by the Asset Manager or (ii) provide the Asset Manager with a list of the Companies' objections in reasonable detail to such proposed annual operating budget, in either case by no later than August 1, 2003. If the Companies have not approved an annual operating budget so submitted by the Asset Manager by August 1, 2003, the Asset Manager and the Companies agree to cooperate in seeking to resolve any disagreements with respect thereto by the Effective Date. In the event that any proposed annual operating budget is not approved for any period, payment of (or commitment to pay) any and all expenses shall require the express consent of the Companies;

                             (3) review all proposals received by any Company
and/or any Platform with respect to a proposed Transaction involving any Platform and advise such Company as to the terms and conditions thereof and, in conjunction with the applicable Company, conduct the negotiation and facilitation of such Transaction;

                             (4) attend regular and special meetings of each
Company as and when reasonably requested and timely notified;

                             (5) in connection with any Transaction, assist the
applicable Company in conducting due diligence or other financial or commercial evaluation and perform such other services in connection with the negotiation and review of documentation of such Transaction reasonably requested by the applicable Company (it being acknowledged and agreed that that Asset Manager shall be reimbursed for all Company approved third party costs and expenses incurred and actually paid);

                             (6) until such time as the Companies specify
otherwise, Asset Manager shall designate individuals to serve on the boards, executive committees and management committees of the Companies and their respective Platforms, provided that the Companies shall have obtained and shall have at all times in effect valid, outstanding and enforceable director and officer liability insurance policies in amounts and on such other terms and conditions as are reasonably satisfactory to such designated individuals; and



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                             (7) as requested from time to time, assist with the
annual audit or review of each of the Companies, Holdings LLC and/or any of the Platforms; it being acknowledged and agreed that the Asset Manager shall be reimbursed for all Company approved third-party costs and expenses incurred and actually paid; and it being further understood that such assistance shall not be deemed to be a representation or certification of the accuracy or completeness of such annual audit or review, except to the extent customarily provided by asset managers or property managers in the course of performing their duties (including the execution of representation letters to auditors to the extent customary).

                   (b) Subcontracting; Third Parties. Subject to the prior approval of the Companies and consistent with the Current Business Plan, Asset Manager, on behalf of the Companies or any Platform, shall be entitled to subcontract with third parties for property management, brokerage, accounting, data processing, legal, engineering, environmental, investment banking, market research, appraisal, file reviews, due diligence or other similar services in connection with its obligations, if any, under this Agreement. Such retained third parties shall be paid directly by the Companies such amounts as are due under the applicable agreements negotiated with Asset Manager and approved by the applicable Company. For the avoidance of doubt, the parties agree that the disapproval by the Companies of any subcontractor of accounting and data processing services shall not obviate the Asset Manager's responsibility to perform said services under Section 3(a) hereof; provided, that, the Asset Manager shall not be responsible for said services to the extent that such services were required to be performed at the Platform level. It is acknowledged and agreed that the Companies shall have the right to select and/or direct the selection of any subcontractor hereunder and the Asset Manager shall comply with such selection and direction of subcontractors by the Companies.

                   (c) Independent Contractor. Everything done by Asset Manager pursuant to the provisions of this Agreement shall be done as an independent contractor and as agent for the applicable Company. Nothing in this Agreement shall be construed to appoint Asset Manager as a "manager" of either Company as such term is defined by the Delaware Limited Liability Company Act. Subject to the terms and conditions of this Agreement, the actions of the Asset Manager hereunder as regards the Managed Assets shall at all times be subject to the instruction, supervision and control of the Companies.

                   (d) Costs and Expenses. Asset Manager's office and administrative expenses, including its payroll, its rent and related items will be the responsibility of Asset Manager. The Companies will be responsible to promptly pay for (i) the costs and expenses approved by any of the Companies and incurred in connection with the performance by Asset Manager of its duties under this Agreement, including, without limitation, fees and disbursements of legal and other outside professionals and other similar expenses relating to the Managed Assets and to the operation of the Companies and their subsidiaries and
(ii) such costs and expenses as set forth in the Approved Budget. In addition, any third party costs and expenses approved by any Company (in the Approved Budget or otherwise) and incurred in connection with the performance by the Asset Manager of its duties under this Agreement may, at the option of the Asset Manager, be submitted directly to the applicable Company for prompt payment by such Company.



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         3.        ADDITIONAL ASSET MANAGEMENT SERVICES.


                   (a) Books and Records. Asset Manager shall establish and maintain books and records (the "Investment Records") with respect to the Managed Assets consistent with prior practice and as outlined in Section 2(a)(ii) hereof. The Investment Records shall be maintained in a manner which will permit Asset Manager to prepare, and Asset Manager shall in a timely manner prepare and deliver to the Companies, the statements, plans, reports and forecasts contemplated by paragraph (b) below. The Investment Records and all notices, financial reports and other documentation received by Asset Manager from any Platform shall be and remain the property of the applicable Company and shall be kept at the principal offices of Asset Manager where the same shall be available at all reasonable times and on reasonable prior notice for examination by the applicable Company and its agents, auditors and other authorized representatives. It is acknowledged that the Companies retain the right to have such records transferred to the Companies at any time and that Asset Manager shall be entitled to keep a copy of such records, subject to the provisions of the last sentence of Section 4 of this Agreement. The Investment Records and all notices, financial reports and other documentation received by Asset Manager from any Platform shall be and remain the property of the applicable Company and shall be kept at the principal offices of Asset Manager where the same shall be available at all reasonable times on reasonable prior notice for examination by the applicable Company and its agents, auditors and other authorized representatives at the Companies' sole expense.

                   (b) Certain Reports. Asset Manager shall develop and prepare, in consultation with the Companies, such financial statements, and, to the extent estimable, plans, reports and forecasts relating to the Managed Assets and/or the duties performed by Asset Manager under this Agreement, as shall reasonably be requested by the Companies, in quantity, frequency and form satisfactory to the Companies in their reasonable judgment (consistent with prior practice of the Companies, but excluding certain previously-required reports provided to the redeemed Class A Members of RSVP, including budgets and forecasts of cash flow in respect of individual Managed Assets and in respect of the Managed Assets as a whole).

         4.       CONFIDENTIALITY.

                  Asset Manager shall keep confidential, and shall not disclose publicly, to any third party, either the existence of, or the terms and conditions of the following (collectively, "Confidential Information"): (i) the Investment Records, (ii) all information learned or obtained by Asset Manager regarding the Managed Assets, and (iii) the information contained in the above-described books, records and accounts, except as shall be approved by the Companies, except (1) for professionals (including, but not limited to, bankers and underwriters) and advisors with a need to know such information, provided that each such professional and advisor shall agree to keep confidential all such Confidential Information in accordance with this Section 4, (2) to the extent such information is or becomes generally available to the public other than as a result of a disclosure by Asset Manager, (3) to the extent such



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information is or becomes available to the recipient from a non-confidential source that is not prohibited from disclosing such information to the recipient by a legal, contractual or fiduciary obligation to the recipient, (4) to the extent required by law, regulation, or court or administrative proceeding, or
(5) to the extent disclosed by Asset Manager to a third party in connection with the performance of its duties under this Agreement, provided that each such third party shall agree to keep confidential all such Confidential Information in accordance with this Section 4. In the event that Asset Manager is requested pursuant to, or required by, applicable law, rule or regulation or by legal process to disclose any Confidential Information it will provide the applicable Company with prompt notice of such request(s) to enable such Company at its sole expense to seek an appropriate protective order and will provide the assistance, at the sole expense of the Company, reasonably requested by such Company in connection therewith. Notwithstanding any provision of this Agreement to the contrary, if Asset Manager uses reasonable care it will not be liable for any disclosure that occurs if it exercised and caused the exercise of that degree of care, and in no event will Asset Manager be liable for any indirect, punitive, special or consequential damages for any breach of this Section 4. At the expiration of this Agreement, Asset Manager will, if so requested by any Company, promptly deliver to such Company all such Confidential Information in their possession and all copies (written or electronic) thereof, except as may be needed by Asset Manager to the extent it deems such retention reasonably necessary for the defense of any legal claim. Notwithstanding the conflict provisions contained in this Agreement, nothing contained herein shall be deemed to restrict NW's rights to retain Confidential Information to the extent permitted under the Amended LLC Agreement, including without limitation, in connection with the exercise of the ROFO (as defined in the Amended LLC Agreement).

         5.       DEVOTION OF TIME BY LIPSAY AND SHEPSMAN.

                  Asset Manager shall cause each of Seth Lipsay ("SBL") and Steven Shepsman ("SHS") to, and each of SBL and SHS hereby agrees to, spend a sufficient amount of business time on the performance of the duties of Asset Manager under this Agreement as is commercially reasonable. Each of the Asset Manager, SBL and SHS are permitted to pursue other investment, management and business activities; provided, however, for the period commencing after the Effective Date and until the termination of this Agreement, none of Asset Manager, SBL, SHS or their respective Controlled Affiliates shall invest, manage or conduct business activities with any of RSVP's Platform partners or their respective Controlled Affiliates from and after the Effective Date without the prior consent of the applicable Company (which consent may be exercised in the sole discretion of the respective Company); provided, further, that any of Asset Manager, SBL, SHS or any of their respective Controlled Affiliates, may invest, manage or otherwise engage in business activities with (i) any third Person with whom they have executed a binding agreement for the purpose of engaging in a commercial transaction from and after the Effective Date and prior to the time that such Person has become a Platform partner or a Controlled Affiliate of or with such Platform partner; and/or (ii) any Person which a Controlled Affiliate of or with a Platform partner has invested in, if such Person is not controlled by the Controlled Affiliate. For purposes of this Section 5, "Controlled Affiliate" shall mean with respect to a Person, another Person that directly or indirectly controls, is controlled by or is under common control with such specified Person; "Control" shall mean the possession, directly or indirectly, of the power to affirmatively direct or cause the direction of the affairs or



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management of any specified Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of equity interests having power to elect a majority of the board of directors or similar body governing the affairs of such specified Person. "Person" shall mean an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a joint-stock company, a trust, a business trust, a government or any agency or any political subdivision, any unincorporated organization or any other entity of whatever nature.

        6.         ASSET MANAGER'S COMPENSATION.

                   (a) General. Subject to section 6(d) below, Asset Manager shall receive the following two types of fees as Asset Manager's sole and exclusive compensation pursuant to this Agreement, each such fee as more fully described in this Section below: (x) base fees (each, a Base Fee (as defined below); and (y) Disposition Fees (as defined below). For avoidance of doubt, all costs and expenses reimbursed to Asset Manager pursuant to the terms of this Agreement shall not be deemed compensation hereunder nor be in lieu of any compensation due Asset Manager pursuant to Section 6 hereof.

                   (b) Base Fees. Subject to Section 6(d) below, RSVP and RAP shall jointly, and severally, be responsible to pay Asset Manager the following fees (the "Base Fees"): Two Million ($2,000,000) Dollars during the first twelve
(12) month period following the Effective Date, One Million, Seven Hundred Fifty Thousand ($1,750,000) Dollars during the second twelve (12) month period following the Effective Date, and One Million ($1,000,000) Dollars during the third twelve (12) month period following the Effective Date. The Base Fees shall be paid in four equal installments for each twelve (12) month period paid quarterly in advance commencing on the Effective Date.

                   (c) Disposition Fees. For purpose of this Section 6(c), "aggregate consideration" means (i) cash, (ii) securities, (iii) notes (including only the original principal amount thereof and not interest thereon, except to the extent that the interest rate applicable thereto substantially deviates from prevailing rates for similar transactions), (iv) earn-out amounts which are determinable and no longer contingent (it being agreed that a Disposition Fee shall be paid on contingent consideration when such contingencies are satisfied, even if paid after termination of this Agreement or with respect to Disposition Fee Transactions that closes during the nine-month period immediately following the termination of this Agreement and for which Asset Manager is entitled to receive a Disposition Fee in respect thereof) or
(v) in-kind distributions, in each case that are received by any Company or Holdings LLC. Subject to Section 6(d) below, RSVP and RAP shall, jointly and severally, be responsible to pay Asset Manager a fee in the amount of Two (2%) Percent of the "aggregate consideration" received by any Company, Holdings LLC or their respective designees, without duplication, in connection with any sale or other disposition, merger, consolidation, recapitalization or similar transaction of all or any portion of Holdings LLC (except as otherwise provided in the third paragraph of this Section 6(c)), any Company, any Platform or any Platform Assets, or any Investment (collectively, a "Disposition Fee Transaction"), net of reasonable, third-party expenses actually and directly incurred and paid in connection with such Disposition Fee Transaction, including



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without limitation, such Disposition Fee Transaction-related direct expenses incurred and paid pursuant to Sections 2(c) and 2(d) ("Disposition Fees"). Notwithstanding the immediately preceding sentence of this Section 6(c), in the event that there is any Disposition Fee Transaction that is a merger, consolidation, recapitalization or similar transaction that does not result in a Change in Control of Holdings, RSVP or RAP, then the aggregate consideration received in computing the Disposition Fee shall be deemed to equal only the amount of consideration constituting "boot" for tax purposes received by any Company or Holdings LLC or their respective designees. Except as otherwise provided in the first sentence of the third paragraph of this Section 6(c), in the event that there is any Disposition Fee Transaction that is a merger, consolidation, recapitalization or similar transaction that does result in a Change in Control of Holdings, RSVP or RAP, then a Disposition Fee shall be required to be paid to Asset Manager.

                  Such Disposition Fees shall be paid, without duplication, with respect to all Disposition Fee Transactions occurring from and after March 24, 2003, including the repayments of the mortgage note secured by the McCloud Correctional Facility and the pending sale to Windrose Medical Properties L.P. with regard to the Medical Office Platform but excluding the proposed transfer of the Quik Park Platform to UBS Warburg Real Estate Securities Inc., Stratum Realty Fund, L.P. or any of their respective affiliates. Each Disposition Fee shall be paid to Asset Manager concurrently with the closing of such Disposition Fee Transaction. For the avoidance of doubt, the parties agree that: (i) Disposition Fees will be paid to Asset Manager for any Disposition Fee Transaction, which (x) closes during the term of this Agreement, irrespective of when the proceeds are actually received by such applicable Company, Holdings LLC, any Platform, or their respective subsidiaries or their respective designees or (y) may close after the termination of this Agreement to the extent Asset Manager materially participated in such Disposition Fee Transaction and the initial closing of such Disposition Fee Transaction occurs on a date on or prior to nine (9) months after the expiration or termination of this Agreement. If any consideration received or receivable, directly or indirectly, by any Company, Holdings LLC, any Platform, or their respective subsidiaries or their respective designees is in a form other than cash, the amount payable which is attributable to those non-cash payments shall be based upon the fair market value of such consideration (as determined in good faith by Asset Manager and the applicable Company). It is understood if such Company, Holdings LLC, any Platform, or their respective subsidiaries or their respective designees provides purchase money financing in connection with any Disposition Fee Transaction, the aggregate principal amount of such financing shall be included in calculating the consideration received by such Company, Holdings LLC, any Platforms, or their respective subsidiaries or their respective designees.

                  There shall not be a Disposition Fee payable as a result of the transfer or sale by RSI Fund Management (or its successors or assigns) of its Class A Membership Interests or Class B Membership Interests in Holdings LLC, whether or not such transfer or sale results in a Change of Control of Holdings, provided, however, that for the foregoing to apply such transfer or sale must not be a transfer or sale in connection with any other Disposition Fee Transaction or series of related Disposition Fee Transactions. The parties also agree that transactions involving a bond financing of a Managed Asset by an entity, which entity complies with Section 501(c) of the Internal Revenue Code of 1986, as amended, shall constitute a Disposition Fee Transaction pursuant to which Disposition Fees shall be payable to Asset Manager hereunder. The parties



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agree that a sale or disposition of all or substantially all of the assets of
Holdings LLC, or all or substantially all of the assets of, or equity interests in, RSVP only, or in RSVP and Holdings LLC only, shall constitute a Disposition Fee Transaction, in which case the Disposition Fee payable to Asset Manager shall be adjusted to include an additional amount of $450,000 (the "RAP Amount"); provided, that, for the foregoing to apply, in such sale or disposition, RSVP's ownership interest in RAP shall also be sold or disposed of in connection therewith, but Reckson Operating Partnership, L.P.'s interest in RAP shall not be sold or disposed of in connection therewith. Any other sale or disposition of all or substantially all of the assets of, or equity interests in, Holdings LLC other than a sale of RSI Fund Management or its successors or assigns' Class A Membership Interests or Class B Membership Interests in Holdings LLC, RSVP and RAP shall constitute a Disposition Fee Transaction, pursuant to which a Disposition Fee only (and not the RAP amount) shall be paid to Asset Manager. For purposes of this Section 6(c), "Change in Control" means a change in control which results from the following: (a) any Person becomes the Beneficial Owner (as defined in the 34 Act), directly or indirectly, of securities of a Person representing more than fifty percent (50%) of the combined voting power of the Person's then outstanding securities in connection with a merger or otherwise; or (b) the holders of voting securities of a Person approve a merger or consolidation of such Person with any other company unless the voting securities of such Person outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of the voting securities of such Person or such surviving entity outstanding immediately after such merger or consolidation.

                  For avoidance of doubt: (i) any Disposition Fee due hereunder shall be payable to Asset Manager, notwithstanding the exercise by an affiliate of NWM or the ROFO Designee (as defined in the Amended LLC Agreement) of the ROFO pursuant to the terms and conditions of the Amended LLC Agreement; and (ii) the ROFO shall be applicable to any Disposition Fee Transaction of any Company, Holdings LLC or Platform in accordance with the provisions of the Amended LLC Agreement.

                   (d) Maximum and Minimum Amount of Fees. Notwithstanding any provision of this Agreement to the contrary, (i) the maximum aggregate amount of the Base Fees and the Disposition Fees that Asset Manager shall be paid under this Agreement shall be Seven Million, Five Hundred Thousand ($7,500,000) Dollars, and (ii) the minimum aggregate amount of the Base Fees and the Disposition Fees that the Asset Manager shall be paid under this Agreement shall be Three Million Five Hundred Thousand ($3,500,000) Dollars irrespective of when this Agreement expires or shall be terminated.

                   (e) Payment of Disposition Fees prior to the Effective Date. Notwithstanding any provision of this Agreement to the contrary, Disposition Fees payable to Asset Manager with respect to any Disposition Fee Transaction which closes prior to the Effective Date shall not be paid until the Effective Date whereupon RSVP and RAP shall, jointly and severally, be responsible for the immediate payment to Asset Manager of all such unpaid Disposition Fees on the Effective Date.

         7.        TERM.

                   (a) Subject to the provisions of this Section 7, this Agreement shall continue in full force and effect from the Effective Date and shall terminate upon the earlier of (i) 36 months after the Effective Date and
(ii) the date of disposition of all of (x) the Investments, (y) the Platforms, or (z) the Platform Assets. The Companies shall not have the right to terminate this Agreement at any time prior to the term set forth in this Section 7 except for reason of gross negligence or intentional misconduct by Asset Manager after written notice thereof, and a reasonable time period and reasonable opportunity to cure such act or its results; provided that it is acknowledged and agreed by the parties that there shall not be any cure period in the event of intentional misconduct by Asset Manager that has had a material adverse effect on the Managed Assets, taken as a whole, or in the event of fraud (such a termination, a "Termination for Cause"). In the event this Agreement is terminated due to a Termination for Cause, then the Asset Manager shall not be entitled to the benefits of Section 6(d)(ii) (minimum aggregate amount of fees) hereof. Any breach by Asset Manager or its affiliate of the terms of the ROFO shall, for purposes of this Agreement, not be deemed to constitute intentional misconduct on the part of Asset Manager.

                   (b) Notwithstanding anything herein to the contrary, any Company may terminate this Agreement upon any Change of Control of Asset Manager upon prior written notice by such Company to Asset Manager. For the purposes of this Agreement, the term "Change of Control of Asset Manager" shall mean (i) any transaction or event that causes Asset Manager to not be controlled at any time by SBL or SHS or (ii) the death or disability of both SBL and SHS (it being acknowledged and agreed by the parties hereto that the death or disability of either, but not both, of SBL or SHS shall not terminate this Agreement nor constitute a breach of this Agreement. In the event this Agreement is terminated due to a Change of Control of Asset Manager, then the Asset Manager shall not be entitled to the benefits of Section 6(d)(ii) (minimum aggregate amount of fees) hereof. For the purposes of this Section 7(b), the term "controlled by" means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of Asset Manager, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of equity interests having the power to elect a majority of the board of directors or similar body governing the affairs of Asset Manager.

                   (c) Notwithstanding anything herein to the contrary, Asset Manager may terminate this Agreement at any time for any reason or no reason, upon delivery of thirty (30) days' prior written notice to the Companies. Upon such termination this Agreement shall terminate, except for the provisions of Sections 2(d) (Expenses unpaid or accrued but not yet paid); 4 (Confidentiality); 6 (Asset Manager's Compensation unpaid or accrued but not yet paid; provided, however, the Asset Manager shall not be entitled to the benefits of the provisions of Section 6(d)(ii) (minimum aggregate amount of fees) hereof); and 8 (Miscellaneous), which shall remain in full force and effect.

                   (d) Notwithstanding anything herein to the contrary, in those situations or matters in which in the reasonable judgment of the Company it is not in the best interest of the Company to have the Asset Manager involved in such situations or matters, then (x) the Company shall have the right to direct the Asset Manager not to be involved in such situations or matters; and (y) if, as a result of the foregoing, the Company directs the Asset Manager not to be involved in all or substantially all situations or matters, which direction must be in a prior writing, then this Agreement shall be terminated upon receipt of such written notice, and the Company shall within seven (7) days make a lump sum payment in cash in an amount equal to the aggregate amount of Base Fees that have not yet been paid, as well as those which would have otherwise been payable under this Agreement until the date that is three years after the Effective Date, provided, that in the event of any such termination, the obligations of the Companies regarding the payment of the Disposition Fees shall survive any such termination and continue in full force and effect in accordance with the terms and conditions of this Agreement (as if this Agreement had not been terminated under this Section 7(d)). For avoidance of doubt, upon any termination under this Section 7(d), the Asset Manager shall have no further obligation or rights under Section 2 of this Agreement and all of the restrictions under Section 5 of this Agreement shall be terminated.

                   (e) Notwithstanding anything herein to the contrary: (i) this Agreement shall terminate upon the closing of any Disposition Fee Transaction involving all of the assets of, or equity interests in, Holdings LLC and/or RSVP and if the RAP Amount has been paid in connection with such transaction, and there shall be no Disposition Fee owed with respect to any subsequent Disposition Fee Transaction involving Holdings LLC, RSVP, RAP or any of its direct or indirect subsidiaries or Platforms to the extent of Holdings LLC, RSVP or RAP's direct or indirect ownership interest in such subsidiaries or Platforms; and (ii) this Agreement shall terminate with respect to any obligations of RAP upon any Disposition Fee Transaction involving all or substantially all of the assets of, or equity interests in, RAP and there shall be no Disposition Fee owed with respect to any subsequent Disposition Fee Transaction involving RAP or any of its direct or indirect subsidiaries or Platforms to the extent of RAP's direct or indirect ownership interest in such subsidiaries or Platforms.

         8.        MISCELLANEOUS.

                   (a) Execution in Counterparts; Binding Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy and all of which together shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes as of the date first written above.

                   (b) Governing Law. This Agreement shall be governed exclusively by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the conflicts-of-law provisions thereof.

                   (c) Notices. All notices and other communications hereunder (including any approval or authorization by a Company required under this Agreement) shall be effective upon receipt and shall be in writing and (i) personally delivered or (ii) delivered by Federal Express or another nationally recognized overnight courier, to the address specified by such party under its signature hereon or such other address specified by a notice to each other party to this Agreement. Copies of all notices provided hereunder shall be provided to Herrick, Feinstein LLP, Two Park Avenue, New York, NY 10016-9301, attention:
Irwin A. Kishner, Esq.

                   (d) Titles and Headings. Titles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                   (e) Successors and Assigns. This Agreement shall inure to the benefit of each party to this Agreement and their respective successors and assigns, and shall be binding upon each party to this Agreement and their respective heirs, executors, administrators, trustees, successors and assigns; provided, however, that no party to this Agreement may assign any rights or any of the obligations of such party created under this Agreement without the prior written consent of the other parties to this Agreement, which consent may be withheld at the sole and absolute discretion of such other parties.

                   (f) Entire Agreement. This Agreement, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and supercede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. Without limiting the generality of the forgoing, no presumption, effect or consideration shall be accorded to any prior draft of this Agreement (or any part thereof) in the interpretation of the terms and provisions of this Agreement or the intent of the parties hereto.

                   (g) Legal Fees. In the event of any dispute regarding any of the provisions of this Agreement, the party which prevails in court, as determined by the court, shall be entitled to recover its reasonable legal fees and expenses.

                   (h) Time of Essence. Time shall be of the essence with respect to any time periods and/or dates set forth herein.

                   (i) Press Release. Asset Manager shall not make, nor cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consent of the Companies, which consent shall not be unreasonably withheld or delayed.

                   (j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                   (k) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successor and assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                   (l) Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each party to this Agreement.

                   (m) Conflict. In the event of a conflict between the provisions of this Agreement and the provisions of the Amended LLC Agreement, the provisions of this Agreement shall prevail.

                   (n) Waiver. Any party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         (o)       Agreement to Indemnify.

                   (i) RSVP and RAP, jointly and severally (each, an "Indemnifying Party" and, collectively, the "Indemnifying Parties"), agree to indemnify and hold harmless Asset Manager and its affiliates, successors and assigns, and all of their respective officers, directors, partners, shareholders, employees (including "contract" employees), members, partners and managers ("Asset Manager Indemnitees"), against any and all Damages (as defined in the Amended LLC Agreement) suffered or incurred by any of them resulting from, arising out of, based on or relating to (i) any breach of any representation or warranty made by the Companies in this Agreement; or (ii) any failure to perform any covenant, agreement or undertaking on the part of the Companies contained in this Agreement; or (iii) any third party claims asserted against any Asset Manager Indemnitee which result from or are based upon Asset Manager's performance (or lack of performance) under this Agreement during the term of this Agreement, unless in the case of clauses (ii) (solely to the extent directly caused by Asset Manager) and (iii) related claims, the Damages are caused directly by an act or omission of Asset Manager constituting gross negligence, fraud or intentional misconduct of Asset Manager, in which event neither Asset Manager nor any other Asset Manager Indemnitee will be indemnified for such Damages under this Agreement. The right of indemnification pursuant to this Section 8(o) in connection with a third-party action shall include the right to be paid, in advance or within 15 business days of presentation of reasonable supporting documentation, to the Companies for the reasonable expenses incurred by an Asset Manager Indemnitee who was, is, or is threatened in writing to be made a named defendant or respondent in any third-party action, suit, arbitration, administrative hearing or other proceeding provided that such Asset Manager Indemnitee shall have given a written undertaking to reimburse the Companies in the event it is subsequently determined by a court of competent jurisdiction from which no further appeal may be taken or as to which the time for appeal has lapsed, that he, she or it is not entitled to such indemnification.

                   (ii) In order for an Asset Manager Indemnitee to be entitled to indemnification pursuant to this Agreement, the Asset Manager Indemnitee shall notify the Indemnifying Parties in writing of any claim to which it is entitled to indemnification within thirty (30) days of the date such party receives written notice or otherwise becomes aware of the claim, describing in reasonable detail such claim; provided, however, that the failure of an Asset Manager Indemnitee to so notify the Indemnifying Parties of the claim shall not relieve the Indemnifying Parties of their obligations under this Agreement except to the extent the Indemnifying Parties shall have been actually prejudiced as a result of such failure; and provided further, that the Indemnifying Parties shall not be liable for any expenses incurred during the period in which the Asset Manager Indemnitee failed to give such notice. The Asset Manager Indemnitee shall deliver to the Indemnifying Parties copies of all notices and documents (including court papers) received by the Asset Manager Indemnitee relating the claim along with the notice referred to above. If the Indemnifying Parties do not object in writing to the availability of the indemnity under this Agreement within thirty (30) days after receiving such notice, then the claim set forth in the notice by such party shall be considered a valid claim under this Agreement (a "Valid Claim"), and such Valid Claim shall be payable in accordance with this Agreement. In the event the Indemnifying Party objects to the availability of the indemnity under this Agreement, then the Indemnified Party shall be entitled to be paid for the reasonable expenses incurred by the Indemnified Party in defense of such claim in the manner and to the extent provided in the immediately following sentence. The right of indemnification under this Agreement shall include the right to be paid by the Indemnifying Party, in advance or within 15 Business Days (as defined in the Amended LLC Agreement) of presentation of reasonable supporting documentation, for the reasonable expenses incurred by the Indemnified Party, who was, is, or is threatened to be made a named defendant or respondent in an action, suit, arbitration, administrative hearing or other proceeding provided that the Indemnified Party shall have given a written undertaking to reimburse the Indemnifying Party in the event it is subsequently determined by a court of competent jurisdiction from which no further appeal may be taken or as to which the time for appeal has lapsed, that he, she or it is not entitled to such indemnification.

                   (iii) If any Valid Claim arises out of or involves a claim or demand made by any person that is not a party to this Agreement or an Asset Manager Indemnitee seeking indemnification (a "Third Party Claim"), then the Indemnifying Parties shall be entitled to participate in, and direct and/or assume the defense of such action on behalf of the Asset Manager Indemnitee, with counsel selected by the Indemnifying Parties; provided, that such counsel is not reasonably objected to by the Asset Manager Indemnitee. Should the Indemnifying Parties so elect to assume the defense of a Third Party Claim, the Indemnifying Parties shall not be liable to the Asset Manager Indemnitee for legal expenses subsequently incurred by the Asset Manager Indemnitee in connection with the defense thereof. If any of the Indemnifying Parties assumes such defense, the Asset Manager Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Parties, it being understood that the Indemnifying Parties shall control such defense. Notwithstanding the foregoing, the Indemnifying Parties shall be liable for the fees and expenses of counsel employed by the Asset Manager Indemnitee for any period during which any of the Indemnifying Parties have failed to assume the defense thereof (other than during the period prior to the time the Asset Manager Indemnitee shall have given notice of the Third Party Claim as provided above) or if a conflict of interest would exist if one counsel represented both the Indemnifying Parties and the Asset Manager Indemnitee, in connection with such Third Party Claim, then the Asset Manager Indemnitee may employ separate counsel at the expense of the Indemnifying Parties provided that such counsel is not reasonably objected to by the Indemnifying Parties; provided, however, it being understood that the Indemnifying Party shall not object to the use of Paul, Hastings, Janofsky & Walker LLP, unless Paul, Hastings, Janofsky & Walker LLP has a conflict-of-interest.

                   (iv) If the Indemnifying Parties so elect to assume the defense of any Third Party Claim, each Asset Manager Indemnitee shall cooperate with the Indemnifying Parties in the defense or prosecution thereof. Such cooperation shall include the retention and (upon any Indemnifying Parties request) the provision to any of the Indemnifying Parties of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Parties shall have assumed the defense of a Third Party Claim, no Asset Manager Indemnitee shall admit any liability or make any other admission or stipulation with respect to, or settle, compromise or discharge, such Third Party Claim without each Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If the Indemnifying Parties shall have assumed the defense of a Third Party Claim, each Asset Manager Indemnitee shall agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Parties may recommend and which by its terms fully releases the Asset Manager Indemnitee (without cost or obligation) in connection with such Third Party Claim.

                   (p) Exculpation. (i) Notwithstanding anything herein to the contrary, no Asset Manager Indemnitee shall be liable to the Company or any of its Affiliates (as defined in Section 2(a)(i)(1)) for any Damages incurred by reason of any act performed or omitted by such Asset Manager Indemnitee in connection with the performance of its obligations hereunder, whether such act or omission arose or occurred on, prior to or after the Effective Date unless it is finally adjudicated (i.e., no further appeal may be taken or as to which the time for appeal has lapsed) that such act or omission constituted intentional misconduct, fraud or gross negligence. The termination of any suit, action or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not itself create a presumption that a party's acts were committed as a result of intentional misconduct.

                   (ii) Any Asset Manager Indemnitee may rely on the consents and instructionsreceived from any representative of the Companies and shall have no responsibility for determining the authenticity of any signature or the authority of the person or entity providing such consent or instruction on behalf of the Companies. If Asset Manager receives conflicting consents or instructions from the Companies, or if there is a dispute among such parties, Asset Manager shall have the right to refrain from taking any further action that is the subject of the dispute or conflict until it has received joint written instructions from RSVP and RAP (and shall have no liability for the consequences of refraining from taking action). The Companies acknowledge and agree that Asset Manager may rely on the accuracy and completeness of the books, accounts, records, financial reports, representations and warranties of the Companies in carrying out its duties hereunder and shall not be responsible for the facts or information underlying the matters covered in such books, accounts, records, financial reports, representations or warranties. Asset Manager shall not be liable to the Companies or third parties for any Damages arising from any Transaction, including without limitation the sales contract entered into with respect thereto, including the representations, warranties and other provisions therein.

                   An Asset Manager Indemnitee shall be fully protected in relying in good faith upon the records of the Companies and upon such information, opinions, reports or statements presented to the Companies by any person as to matters any Asset Manager Indemnitee reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which payments to Asset Manager Indemnitee might properly be paid.

                   (iii) It is acknowledged, understood and agreed that recommendations made by Asset Manager in connection with the performance of its services under this Agreement, including, without limitation, those relating to whether and how to advance monies, sell, assert claims against third parties, liquidate or otherwise dispose of the Managed Assets, involve highly subjective judgments and may result in unanticipated consequences. Asset Manager assumes no responsibility under this Agreement and shall not be responsible to the Companies or others for any action of the Companies in following or declining to follow any advice or recommendations of Asset Manager.

                           (iv) Asset Manager and its affiliates, directors,
officers, shareholders, partners and employees shall not in any event be liable hereunder; provided, however, that Asset Manager shall not be exculpated for its acts which constitute fraud, gross negligence, or intentional misconduct.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                           COMPANIES:

                           RECKSON ASSET PARTNERS, LLC

                           BY: RECKSON STRATEGIC VENTURE PARTNERS,
                               LLC, A MEMBER

                               BY:   RSVP HOLDINGS, LLC,
                                     by its Management Committee

                                       ________________________________
                                       Seth B. Lipsay, as a Management
                                       Committee member and not individually


                                       ________________________________
                                       Scott Rechler, as a Management
                                       Committee member and not individually


                                       ________________________________
                                       Steven H. Shepsman, as a Management
                                       Committee member and not individually





                               Address for Notices:

                               225 Broadhollow Road
                               Melville, NY 11747-0983
                               Attention: Scott Rechler

                           RECKSON STRATEGIC VENTURE PARTNERS, LLC

                           By:  RSVP HOLDINGS LLC,
                                by its Management Committee

                                  ________________________________
                                  Seth B. Lipsay, as a Management Committee
                                  Member and not individually



                                  ________________________________
                                  Scott Rechler, as a Management Committee
                                  Member and not individually



                                  ________________________________
                                  Steven H. Shepsman, as a Management
                                  Committee Member and not individually

                           Address for Notices:

                           225 Broadhollow Road
                           Melville, NY 11747-0983
                           Attention: Scott Rechler

                           ASSET MANAGER
                           -------------

                           NEW WORLD REALTY MANAGEMENT, LLC

                           By:
                               ----------------------------------------------
                                Seth B. Lipsay,
                                Authorized Signatory

                           By:
                               ----------------------------------------------
                                Steven H.  Shepsman,
                                Authorized Signatory

                           Address for Notices:

                           Prior to May 31, 2003, to:
                           333 Earle Ovington Blvd.
                           Suite 1030
                           Uniondale, NY  11553

                           After May 31, 2003, to:
                           60 Cuttermill Road
                           Suite 612
                           Great Neck, NY 11021

                                RSVP HOLDINGS LLC
                                By its Management Committee


                                  --------------------------------
                                  Scott Rechler, as a Management
                                  Committee member and not individually


                                  --------------------------------
                                  Seth B. Lipsay, as a Management
                                  Committee member and not individually


                                  --------------------------------
                                  Steven H. Shepsman, as a Management
                                  Committee Member and not individually

                           Address for Notices:

                           225 Broadhollow Road
                           Melville, NY  11747-0983
                           Attention: Scott Rechler

                           Solely with respect to Section 5:


                           ------------------------------------------
                           SETH B. LIPSAY, Individually


                           Address for Notices:

                           46 Merrivale Road
                           Great Neck, NY  11020

                           Solely with respect to Section 5:


                           ------------------------------------------
                           STEVEN H. SHEPSMAN, Individually

                           Address for Notices:

                           107 Stations Road
                           Great Neck, NY  11023